Exhibit 23.5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Ruthigen, Inc. on Form S-4 of our report dated April 14, 2015, which includes an explanatory paragraph as to Pulmatrix, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Pulmatrix Inc. as of December 31, 2014 and 2013 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 14, 2015